Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS RECORD 2018 FOURTH QUARTER

AND YEAR END RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.125

Selected Highlights

•	Strong fourth quarter net income of $45.0 million ($0.68 per diluted share) and record Operating EBITDA* of $118.1 million

•	Record quarterly pulp production benefitting from our capital investments

•	Strong 2018 net income of $128.6 million ($1.96 per diluted share) and record annual Operating EBITDA of $364.6 million

NEW YORK, NY, February 14, 2019 - Mercer International Inc. (Nasdaq: MERC) today reported record results for the fourth quarter ended December 31, 2018 due to strong pulp sales realizations and record pulp production. Operating EBITDA in the current quarter increased to a record $118.1 million from $89.5 million in the fourth quarter of 2017 and $86.7 million in the third quarter of 2018.

For the fourth quarter of 2018, net income increased to $45.0 million, or $0.69 per basic share and $0.68 per diluted share, from $41.7 million, or $0.64 per share, in the fourth quarter of 2017 and $41.2 million, or $0.63 per share, in the prior quarter of 2018.

In 2018, Operating EBITDA increased to a record $364.6 million from $253.8 million in 2017. In fiscal 2018, net income was $128.6 million (or $1.96 per diluted share) after giving effect to $33.7 million (or $0.51 per diluted share) in debt settlement, legal cost award and acquisition commitment fee costs. In 2017, net income was $70.5 million (or $1.08 per diluted share), which included $10.7 million in debt settlement costs.

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are pleased with our record fourth quarter and 2018 results. They reflect record quarterly pulp production, which benefited from our capital investments and strong operating performance.” He added: “Looking forward to 2019, we are excited by our recent significant expansion through the acquisition of Mercer Peace River Pulp Ltd. (formerly called Daishowa-Marubeni International Ltd.) (“MPR”) and the Santanol sandalwood business. MPR operates a swing NBSK and NBHK mill with an annual production capacity of approximately 475,000 ADMTs of pulp and has a 50% joint venture interest in another NBSK mill which represents approximately 170,000 ADMTs of additional annual pulp production capacity. MPR will materially increase our production, revenues and scope of operations in 2019. We are currently focused on integrating both of these operations to ensure a smooth transition and maximize available synergies with MPR. We are also continuing to execute on our value creation strategy of delivering sustainable profitable growth by leveraging our core competencies to complement our world class assets.”

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Consolidated Financial Highlights

	Q4	Q3	Q4		Year		Year
	2018(1)	2018	2017		2018(1)		2017
	(in thousands, except per share amounts)
Revenues	$412,225	$331,058	$337,686		$1,457,718		$1,169,145

Operating income	$90,997	$63,346	$66,683	(2)	$267,867		$168,554	(2)

Operating EBITDA	$118,083	$86,656	$89,458	(2)	$364,596		$253,848	(2)

Loss on settlement of debt	$—	$—	$—		$(21,515	) (3)	$(10,696	) (4)

Legal cost award	$—	$—	$—		$(6,951)		$—

Acquisition commitment fee	$(5,250)	$—	$—		$(5,250)		$—

Net income	$45,009	$41,176	$41,718		$128,589		$70,483

Net income per common share

Basic	$0.69	$0.63	$0.64		$1.97		$1.09

Diluted	$0.68	$0.63	$0.64		$1.96		$1.08

(1)	Results of MPR included from the date of acquisition on December 10, 2018.
(2)	Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost, in the current year.
(3)	Redemption of 7.75% senior notes due 2022.
(4)	Redemption of 7.00% senior notes due 2019.

Consolidated – Three Months Ended December 31, 2018 Compared to Three Months Ended December 31, 2017

In the fourth quarter of 2018, operating income increased to $91.0 million, or by approximately 44% from $63.3 million in the prior quarter of 2018, and by approximately 36% from $66.7 million in the same quarter of the prior year. The increase in the current quarter over the prior quarter is primarily due to higher pulp and energy sales volumes, the positive impact of a stronger dollar and lower per unit fiber costs partially offset by lower pulp and lumber sales realizations. The increase in the current quarter over the same quarter of the prior year is primarily due to higher pulp sales realizations partially offset by higher per unit fiber costs and lower lumber sales realizations in the current quarter. Our acquisition of MPR had a minimal impact on our net income as its results were only included from December 10, 2018 and due to costs associated with the acquisition.

For the fourth quarter of 2018, net income increased to $45.0 million, which included a $5.3 million acquisition commitment fee related to the acquisition of MPR, from $41.7 million in the same quarter of 2017.

Segment Results

Pulp: Record production benefitting from our capital investments

	Three Months Ended
	December 31,
	2018(1)	2017
	(in thousands)
Pulp revenues	$345,128	$266,835

Energy and chemical revenues	$24,240	$23,852

Operating income	$94,532	$66,868

(1)	Results of MPR included from December 10, 2018.

In the fourth quarter of 2018 pulp revenues increased by approximately 29% to $345.1 million from $266.8 million in the same quarter of the prior year due to higher sales realizations. In the current quarter our NBSK pulp realized sales price increased by approximately 16% to $830 per ADMT from $716 per ADMT in the same quarter of the prior year as a result of steady demand. NBSK pulp sales volumes increased by approximately 7% to 392,729 ADMTs in the current quarter from 367,393 ADMTs in the same quarter of the prior year primarily due to our record production and the inclusion of 17,760 ADMTs resulting from the acquisition of MPR. During the current quarter, as a result of the acquisition of MPR, we also sold 22,907 ADMTs of NBHK pulp.

Pulp markets in China weakened during the last quarter of 2018 primarily as a result of market sentiment and lower demand from graphic paper and packaging producers. This trend began in the later part of the third quarter of 2018 and we currently expect it to continue into the first quarter of 2019.

In the fourth quarter of 2018, NBSK pulp production increased by approximately 8% to 413,630 ADMTs from 382,487 ADMTs in the same quarter of 2017 and included 20,278 ADMTs of NBSK from MPR. Excluding MPR, we had record quarterly NBSK pulp production due to strong production at all of our incumbent pulp mills and the realization of benefits associated with capital expenditures. In the current quarter we also produced 21,263 ADMTs of NBHK pulp. In both the current quarter and the same quarter of 2017, we had three days of annual maintenance downtime at our Stendal mill.

Overall, per unit fiber costs increased by approximately 12% in the current quarter from the same quarter of 2017 primarily as a result of strong demand for wood from competitors in the procurement areas for our German mills. In our Celgar mill’s fiber basket strong demand from coastal pulp mills and limited pulp log availability created upward pricing pressure.

In the fourth quarter of 2018 pulp segment operating income increased by approximately 41% to $94.5 million from $66.9 million in the same quarter of 2017 as higher pulp sales realizations more than offset higher per unit fiber costs.

Wood Products: Steady sales impacted by lower prices

	Three Months Ended
	December 31,
	2018	2017
	(in thousands)

Lumber revenues	$37,234	$40,732

Energy revenues	$2,817	$3,111

Wood residual revenues	$2,328	$3,156

Operating income	$669	$2,546

In the fourth quarter of 2018 lumber revenues decreased by approximately 9% to $37.2 million from $40.7 million in the same quarter of the prior year due to lower realized sales prices. Average lumber sales realizations decreased by approximately 11% to $369 per Mfbm in the fourth quarter of 2018 from approximately $416 per Mfbm in the same quarter of 2017 primarily due to weakening in the U.S. lumber markets. U.S. lumber pricing declined in the current quarter as record pricing earlier in the year resulted in increased supply and high customer inventory levels combined with a slower summer housing market. European lumber pricing also declined due to an increase in beetle and storm damaged wood entering the market at lower prices.

In the current quarter, per unit fiber costs decreased by approximately 9% from the same quarter of 2017 primarily as a result of the availability of beetle and storm damaged wood.

In the fourth quarter of 2018 our wood products segment had operating income of $0.7 million compared to operating income of $2.5 million in the same quarter of 2017 primarily due to lower lumber sales realizations partially offset by lower per unit fiber costs.

Consolidated – Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Total revenues in 2018 increased by approximately 25% to $1,457.7 million from $1,169.1 million in 2017 primarily due to a 28% increase in NBSK pulp sales realizations and the inclusion of revenues from our wood products segment for the full year, partially offset by lower pulp sales volumes.

Costs and expenses in 2018 increased by approximately 19% to $1,189.9 million from $1,000.6 million in 2017 primarily due to higher per unit fiber costs, higher maintenance costs and the inclusion of our wood products segment results for the full year.

In 2018, cost of sales depreciation and amortization increased to $96.3 million from $84.9 million in 2017 due to the completion of large capital projects at our mills, the inclusion of our wood products segment for the full year and the impact of an overall weaker dollar on our euro denominated expenses.

Selling, general and administrative expenses increased to $61.5 million in 2018 from $49.7 million in 2017 primarily due to increased business development activities and the inclusion of our wood products segment for the full year.

In 2018, our operating income increased by approximately 59% to $267.9 million from $168.6 million in 2017.

Interest expense in 2018 decreased to $51.5 million from $54.8 million in 2017 primarily as a result of a lower overall average interest rate on our outstanding debt.

During 2018, income tax expense increased to $48.7 million from $33.5 million in 2017 primarily due to higher taxable income for our German mills. In 2018, record net income resulted in our loss carryforwards and other deductions being reduced and current income taxes of $32.1 million.

In 2018, net income increased to $128.6 million, or $1.97 per basic and $1.96 per diluted share, after giving effect to $33.7 million (or $0.51 per diluted share) in debt settlement, legal cost award and acquisition commitment fee costs, from $70.5 million (or $1.08 per diluted share) in 2017, which included $10.7 million in debt settlement costs.

In 2018, Operating EBITDA increased by approximately 44% to $364.6 million from $253.8 million in 2017 as higher pulp sales realizations more than offset higher per unit fiber costs, higher maintenance costs and lower energy and pulp sales volumes.

Segment Results

Selected Pulp Segment Financial Information

	Year Ended December 31,
	2018(1)	2017
	(in thousands)
Pulp revenues	$1,190,588	$979,645

Energy and chemical revenues	$77,616	$92,070

Depreciation and amortization	$87,628	$80,833

Operating income	$274,356	$171,279

(1)	Results of MPR included from December 10, 2018.

Selected Wood Products Segment Financial Information

	Year Ended December 31,
	2018	2017(1)
	(in thousands)
Lumber revenues	$168,663	$82,176

Energy revenues	$10,831	$8,872

Wood residual revenues	$9,542	$6,382

Depreciation and amortization	$8,485	$4,060

Operating income	$6,203	$5,610

(1)	We acquired the Friesau mill in April 2017.

Outlook

At the end of December 2018, world NBSK producer inventories were about 41 days’ supply. At the start of 2019, we are starting to see increased demand in China, which we expect will lower inventory levels.

We currently expect first quarter lumber pricing to be generally stable.

In 2019 we will be focused on integrating our new acquisitions to maximize identified synergies and execute our sustainable profitable growth strategy.

Quarterly Dividend

A quarterly dividend of $0.125 per share will be paid on April 3, 2019 to all shareholders of record on March 27, 2019. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 15, 2019 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/m6/p/rpgxqrn4 or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4		Year		Year
	2018(1)	2018	2017		2018(1)		2017
	(in thousands, except per share amounts)
Pulp segment revenues	$369,368	$292,969	$290,687		$1,268,204		$1,071,715

Wood products segment revenues	42,379	38,089	46,999		189,036		97,430

Corporate and other revenues	478				478

Total revenues	$412,225	$331,058	$337,686		$1,457,718		$1,169,145

Pulp segment operating income	$94,532	$68,794	$66,868	(2)	$274,356		$171,279	(2)

Wood products segment operating income (loss)	669	(1,770)	2,546		6,203		5,610

Corporate and other operating loss	(4,204)	(3,678)	(2,731)		(12,692)		(8,335)

Total operating income	$90,997	$63,346	$66,683		$267,867		$168,554

Pulp segment depreciation and amortization	$24,176	$20,802	21,181		$87,628		$80,833

Wood products segment depreciation and amortization	2,625	2,395	1,507		8,485		4,060

Corporate and other depreciation and amortization	285	113	87		616		401

Total depreciation and amortization	$27,086	$23,310	$22,775		$96,729		$85,294

Operating EBITDA	$118,083	$86,656	$89,458	(2)	$364,596		$253,848	(2)

Loss on settlement of debt	$—	$—	$—		$(21,515)	(3)	$(10,696)	(4)

Legal cost award	$—	$—	$—		$(6,951)		$—

Acquisition commitment fee	$(5,250)	$—	$—		$(5,250)		$—

Provision for income taxes	$(20,457)	$(10,182)	$(11,555)		$(48,681)		$(33,452)

Net income	$45,009	$41,176	$41,718		$128,589		$70,483

Net income per common share

Basic	$0.69	$0.63	$0.64		$1.97		$1.09

Diluted	$0.68	$0.63	$0.64		$1.96		$1.08

Common shares outstanding at period end	65,202	65,202	65,017		65,202		65,017

(1)	Results of MPR included from the date of acquisition on December 10, 2018.
(2)	Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost, in the current year.
(3)	Redemption of 7.75% senior notes due 2022.
(4)	Redemption of 7.00% senior notes due 2019.

(1)

Summary Operating Highlights

	Q4		Q3	Q4	Year		Year
Pulp Segment	2018(1)		2018	2017	2018(1)		2017

Pulp production (‘000 ADMTs)

NBSK	413.6		363.5	382.5	1,451.3		1,507.0

NBHK	21.3				21.3

Annual maintenance downtime (‘000 ADMTs)	5.7		14.4	5.3	75.6		48.0

Annual maintenance downtime (days)	3		14	3	54		35

Pulp sales (‘000 ADMTs)

NBSK	392.7		319.9	367.4	1,418.0		1,515.1

NBHK	22.9				22.9

Average NBSK pulp list prices in Europe ($/ADMT)(2)	1,205		1,230	997	1,183		901

Average NBSK pulp list prices in China ($/ADMT)(2)	805		887	863	878		712

Average NBSK pulp list prices in North America ($/ADMT)(2)	1,428		1,377	1,183	1,337		1,105

Average pulp sales realizations ($/ADMT)(3)

NBSK	830		852	716	821		640

NBHK	707				707

Energy production (‘000 MWh)	504.6	(4)	388.0	469.8	1,625.2	(4)	1,888.3

Energy sales (‘000 MWh)	213.9	(4)	141.0	201.2	615.2	(4)	822.1

Average energy sales realizations ($/MWh)	99		105	102	103		95

Wood Products Segment

Lumber production (MMfbm)	104.7		79.5	104.2	398.7		281.3

Lumber sales (MMfbm)	100.9		83.8	97.9	412.9		213.5

Average lumber sales realizations ($/Mfbm)	369		409	416	408		385

Energy production and sales (‘000 MWh)	23.8		16.4	25.2	86.3		73.7

Average energy sales realizations ($/MWh)	118		121	123	125		120

Average Spot Currency Exchange Rates

$ / €(5)	1.1414		1.1629	1.1778	1.1817		1.1301

$ / C$(5)	0.7577		0.7651	0.7866	0.7722		0.7710

(1)	Results of MPR included from the date of acquisition on December 10, 2018.
(2)	Source: RISI pricing report.
(3)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(4)	Excludes energy production and sales relating to our 50% interest in the joint venture NBSK mill which is accounted for as an equity investment.
(5)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2018(1)	2017	2018(1)	2017
Revenues	$412,225	$337,686	$1,457,718	$1,169,145

Costs and expenses

Cost of sales, excluding depreciation and amortization	276,673	233,948	1,032,101	866,019

Cost of sales depreciation and amortization	26,976	22,688	96,288	84,893

Selling, general and administrative expenses	17,579	14,367	61,462	49,679

Operating income	90,997	66,683	267,867	168,554

Other income (expenses)

Interest expense	(15,492)	(14,084)	(51,464)	(54,796)

Loss on settlement of debt	—	—	(21,515)	(10,696)

Legal cost award	—	—	(6,951)	—

Acquisition commitment fee	(5,250)	—	(5,250)	—

Other income (expenses)	(4,789)	674	(5,417)	873

Total other expenses	(25,531)	(13,410)	(90,597)	(64,619)

Income before provision for income taxes	65,466	53,273	177,270	103,935

Provision for income taxes	(20,457)	(11,555)	(48,681)	(33,452)

Net income	$45,009	$41,718	$128,589	$70,483

Net income per common share

Basic	$0.69	$0.64	$1.97	$1.09

Diluted	$0.68	$0.64	$1.96	$1.08

Dividends declared per common share	$0.125	$0.125	$0.500	$0.470

(1)	Results of MPR included from the date of acquisition on December 10, 2018.

(3)

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2018	2017

ASSETS

Current assets

Cash and cash equivalents	$240,491	$143,299

Restricted cash to redeem senior notes	—	317,439

Accounts receivable	252,692	206,027

Inventories	303,813	176,601

Prepaid expenses and other	13,703	8,973

Total current assets	810,699	852,339

Property, plant and equipment, net	1,029,257	844,848

Investment in joint ventures	62,574	—

Intangible and other assets	71,831	26,147

Deferred income tax	1,374	1,376

Total assets	$1,975,735	$1,724,710

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Accounts payable and other	$194,484	$133,557

Pension and other post-retirement benefit obligations	904	985

Senior notes to be redeemed with restricted cash	—	295,924

Total current liabilities	195,388	430,466

Debt	1,041,389	662,997

Pension and other post-retirement benefit obligations	25,829	21,156

Capital leases and other	38,593	27,464

Deferred income tax	93,107	31,961

Total liabilities	1,394,306	1,174,044

Shareholders’ equity

Common shares $1 par value; 200,000,000 authorized; 65,202,000 issued and outstanding (2017 – 65,017,000)	65,171	64,974

Additional paid-in capital	342,438	338,695

Retained earnings	301,990	205,998

Accumulated other comprehensive loss	(128,170)	(59,001)

Total shareholders’ equity	581,429	550,666

Total liabilities and shareholders’ equity	$1,975,735	$1,724,710

(4)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2018	2017	2016

Cash flows from (used in) operating activities

Net income	$128,589	$70,483	$34,943

Adjustments to reconcile net income to cash flows from operating activities

Depreciation and amortization	96,729	85,294	71,984

Deferred income tax provision	16,596	22,056	16,809

Loss on settlement of debt	21,515	10,696	454

Defined benefit pension plans and other post-retirement benefit plan expense	1,868	2,179	1,955

Stock compensation expense	3,940	2,890	4,659

Other	3,165	2,497	4,582

Defined benefit pension plans and other post-retirement benefit plan contributions	(1,133)	(2,031)	(2,316)

Changes in working capital

Accounts receivable	(10,370)	(64,949)	9,466

Inventories	(58,082)	(19,994)	6,844

Accounts payable and accrued expenses	37,959	37,170	(10,274)

Other	(4,108)	(4,365)	1,676

Net cash from (used in) operating activities	236,668	141,926	140,782

Cash flows from (used in) investing activities

Purchase of property, plant and equipment	(87,012)	(57,915)	(42,526)

Purchase of intangible assets	(600)	(1,777)	(1,844)

Acquisitions	(380,312)	(61,627)	—

Other	445	(232)	67

Net cash from (used in) investing activities	(467,479)	(121,551)	(44,303)

Cash flows from (used in) financing activities

Redemption of senior notes	(317,439)	(234,945)	(23,079)

Proceeds from issuance of senior notes	350,000	550,000	—

Proceeds from revolving credit facilities, net	36,560	22,281	—

Dividend payments	(40,724)	(29,866)	(29,733)

Payment of interest rate derivative liability	—	(6,887)	(10,883)

Payment of debt issuance costs	(10,074)	(11,620)	—

Other	(3,462)	(212)	1,318

Net cash from (used in) financing activities	14,861	288,751	(62,377)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,297)	10,716	(2,065)

Net increase (decrease) in cash, cash equivalents and restricted cash	(220,247)	319,842	32,037
Cash, cash equivalents and restricted cash, beginning of year	460,738	140,896	108,859

Cash, cash equivalents and restricted cash, end of year	$240,491	$460,738	$140,896

(5)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q4	Q3	Q4	Year	Year
	2018	2018	2017	2018	2017

Net income	$45,009	$41,176	$41,718	$128,589	$70,483

Provision for income taxes	20,457	10,182	11,555	48,681	33,452

Interest expense	15,492	11,729	14,084	51,464	54,796

Loss on settlement of debt	—	—	—	21,515	10,696

Legal cost award	—	—	—	6,951	—

Acquisition commitment fee	5,250	—	—	5,250	—

Other (income) expenses	4,789	259	(674)	5,417	(873)

Operating income	90,997	63,346	66,683	267,867	168,554

Add: Depreciation and amortization	27,086	23,310	22,775	96,729	85,294

Operating EBITDA	$118,083	$86,656	$89,458	$364,596	$253,848

(6)